M O R R I S , NI C H O L S , AR S H T & T U N N E L L L L P

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302)658-9200

(302)658-3989 FAX

January 31, 2025

Victory Portfolios IV

4900 Tiedeman Road

Brooklyn, Ohio 44144

Re: Victory Portfolios IV

Ladies and Gentlemen:

We have acted as special Delaware counsel to Victory Portfolios IV, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of Class A, Class C, Class R6, Class R and Class Y (each, a “Class” and collectively, the “Classes”) of each Series of the Trust identified under the heading “Series” on Exhibit A hereto (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of December 16, 2024 (the “Governing Instrument”).

We understand that, pursuant to (i) an Agreement and Plan of Reorganization (the “Pioneer Plan”) to be entered into between the Trust, on behalf of the Acquiring Funds party thereto, and each of Pioneer Asset Allocation Trust, Pioneer Bond Fund, Pioneer Equity Income Fund, Pioneer Fund, Pioneer Mid Cap Value Fund, Pioneer Money Market Trust, Pioneer Series Trust II, Pioneer Series Trust III, Pioneer Series Trust IV, Pioneer Series Trust V, Pioneer Series Trust VI, Pioneer Series Trust VII, Pioneer Series Trust X, Pioneer Series Trust XI, Pioneer Series Trust XII, Pioneer Series Trust XIV and Pioneer Short Term Income Fund (each, a “Pioneer Acquired Trust” and together, the “Pioneer Acquired Trusts”), on behalf of its series set forth on Schedule A thereto (each, an “Existing Pioneer Fund” and collectively the “Existing Pioneer Funds”) and (ii) an Agreement and Plan of Reorganization (the “Additional Pioneer Plan” and together with the Pioneer Plan, the “Plans” and each, individually, a “Plan”) to be entered into between the Trust, on behalf of the Acquiring Funds party thereto, and each of Pioneer High Yield Fund, Pioneer Series Trust IV, Pioneer Series Trust V, Pioneer Series Trust VI, Pioneer Series Trust VIII and Pioneer Series Trust XIV (each, an “Additional Pioneer Acquired Trust” and together, the “Additional Pioneer Acquired Trusts” and together with the Pioneer Acquired Trusts, the “Acquired Trusts” and each, individually, an “Acquired Trust”), on behalf of each series set forth on Schedule A thereto (each, an “Existing Additional Pioneer Fund” and collectively the “Existing Additional Pioneer Funds” and together with the Existing Pioneer Funds, the “Existing Funds” and each, individually, an “Existing Fund”), and subject to

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January 31, 2025

the conditions set forth therein, as applicable, Shares of the Classes of each Acquiring Fund will be issued to the corresponding Existing Fund and then distributed to the shareholders of such Existing Fund in connection with the liquidation of such Existing Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Plans; Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on January 31, 2025, to which the Plans are attached as exhibits (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 21, 2024; the Declaration of Trust of the Trust dated as of October 21, 2024 (the “Initial Governing Document”); the Governing Instrument; the Bylaws of the Trust adopted as of December 16, 2024 (the “Bylaws”); certain resolutions of the Trustees of the Trust including resolutions adopted by the Trustees of the Trust at a meeting held on December 16, 2024 relating to the organization of the Trust and the establishment of the Classes and the Acquiring Funds and resolutions adopted by the Trustees of the Trust at a meeting held on December 30, 2024 relating to the authorization of each Plan (collectively, the “Resolutions” and, together with the Governing Instrument and the Bylaws of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) except to the extent addressed by our opinion set forth in paragraph 1 below, the due incorporation, formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective incorporation, formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of each Plan and the Resolutions by the Trustees of the Trust prior to the execution of each Plan and the first issuance of Shares of the Classes of the Acquiring Funds pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares of the Classes of the Acquiring Funds, and the application of such consideration, as provided in the Governing Documents and each Plan, the satisfaction of all conditions precedent to the issuance of Shares of the Classes of the Acquiring Funds pursuant to each Plan and compliance with all other terms, conditions and restrictions set forth in each Plan and the Governing Documents in connection with the issuance of Shares of the Classes of the Acquiring Funds; (iv) that appropriate notation of the names and addresses of, the number of Shares of the Classes of the Acquiring Funds held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares of the Classes of the Acquiring Funds; (v) that no event has occurred, or prior to the issuance of Shares of the Classes of the Acquiring Funds pursuant to each Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Section 10 of the Initial Governing Instrument or Section 11.04 of the Governing Instrument, as applicable; (vi) that no event has occurred, or prior to the issuance of Shares pursuant to each Plan will occur, that would cause a termination or dissolution of any Acquiring Fund or Class thereof under Section 10 of the Initial

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January 31, 2025

Governing Instrument or Section 2.06 or Section 11.04 of the Governing Instrument, as applicable; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (viii) that the final form of each Plan is or will be in substantially the form presented to the Trustees of the Trust for approval with such non-material changes as an officer of the Trust deems necessary, appropriate or desirable with the advice of counsel; (ix) that the Trust has or will become, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and (x) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents or facts or circumstances that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Shares of the Classes of the Acquiring Funds. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware. Each Acquiring Fund is a validly existing Series of the Trust and each Class of each Acquiring Fund is a validly existing Class of such Acquiring Fund.

2.The Shares of Classes of each Acquiring Fund to be issued to the corresponding Existing Fund and then distributed to such Existing Fund’s shareholders pursuant to the terms of each Plan, as applicable, have been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and non-assessable.

With respect to our opinion in paragraph 2 above, we note that under Article V of the Governing Instrument, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series or Class, to pay directly, in advance or arrears, expenses of the Trust as described in Article V thereof (“Expenses”), in an amount fixed from time to time by the Trustees, by setting off such Expenses due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such Expenses due from such Shareholder, provided that the direct payment of such Expenses by Shareholders is permitted under applicable law.

Victory Portfolios IV

January 31, 2025

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement (or to an amendment thereto). In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Sara A. Gelsinger

18639868.6

Exhibit A

to Morris, Nichols, Arsht & Tunnell LLP Opinion

relating to Victory Portfolios IV

Dated January 31, 2025

Series

Victory Pioneer AMT-Free Municipal Fund

Victory Pioneer Balanced Fund

Victory Pioneer Bond Fund

Victory Pioneer CAT Bond Fund

Victory Pioneer Core Equity Fund

Victory Pioneer Active Credit Fund

Victory Pioneer Disciplined Growth Fund

Victory Pioneer Disciplined Value Fund

Victory Pioneer Equity Income Fund

Victory Pioneer Equity Premium Income Fund

Victory Pioneer Floating Rate Fund

Victory Pioneer Fund

Victory Pioneer Fundamental Growth Fund

Victory Pioneer Global Equity Fund

Victory Pioneer Global Growth Fund

Victory Pioneer Global Value Fund

Victory Pioneer High Income Municipal Fund

Victory Pioneer High Yield Fund

Victory Pioneer International Equity Fund

Victory Pioneer Intrinsic Value Fund

Victory Pioneer Mid Cap Value Fund

Victory Pioneer Multi-Asset Income Fund

Victory Pioneer Multi-Asset Ultrashort Income Fund

Victory Pioneer Securitized Income Fund

Victory Pioneer Select Mid Cap Growth Fund

Victory Pioneer Short Term Income Fund

Victory Pioneer Solutions - Balanced Fund

Victory Pioneer Strategic Income Fund

Victory Pioneer U.S. Government Money Market Fund